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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             Kankakee Bancorp, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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[_]  Check box if any part of the fee is offset as provided by Exchange
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Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                             ----------------------
                             KANKAKEE BANCORP, INC.
                             ----------------------

                 310 South Schuyler Avenue
                 P.O. Box 3                           (815) 937-4440
                 Kankakee, IL 60901-0003          Fax (815) 937-3674

                                 April 16, 2002

To all of our Stockholders:

It is with great pride that we have enclosed our earnings release for the quarter ending March 31, 2002. I'd like to take a few moments to point out some of the reasons that we at the Bank are excited not only about our best first quarter earnings per share in the history of Kankakee Bancorp, but our optimism for future earnings growth.

       . Our fully diluted earnings per share increased on a quarter to quarter basis from $.50 per to share to $.72 per share, representing a 44% increase in earnings per share! I might point out that this tremendous increase is even more impressive when you look at our 31% EPS growth rate in 2001 and the added expenses of approximately $190,000, or $.10 per share, in extraordinary proxy expenses.

       . Our new President and CEO, Larry Huffman, has been in charge for over a year now and has not only improved earnings in the short term, but has implemented programs that will help continue to improve earnings and profitability in the future.

       . We continue to aggressively repurchase stock in the open market. Since conversion, we have repurchased one-third of the shares initially issued. In fact, we repurchased 20% of our stated current repurchase plan in the first quarter of 2002. Furthermore, we have augmented our capital position through our issuance of Trust Preferred securities to allow the bank flexibility in the future to be an opportunistic buyer of our own stock.

       . On Tuesday, April 9, 2002, your Board of Directors voted to increase the quarterly dividend 25% from $.12 to $.15 per share.

       . Most importantly, your company's results have been clearly recognized in the increased value of our stock. Every stockholder has been the beneficiary of management's efforts to increase profitability, which, in turn, creates value through our stock price appreciation. Our stock's performance in relation to the Nasdaq Bank Stock index as of April 9, 2002 is as follows:

                                                     One-Year        Three-Year
                                                     --------        ----------

                  Nasdaq Bank Index                  28.29%          35.31%

                  Kankakee Bancorp (KNK)             62.34%          56.55%

                  Differential (%)                   120.03%         60.15%

     . Loans to long-term borrowers that were previously reported as classified assets, in the amount of $3,500,000, were moved into non-performing status increasing our ratio of non-performing assets to total assets from 0.45% to 1.07%. As with most financial institutions in this difficult economy, we have experienced some deterioration in asset quality. After evaluating our problem loans, we believe that any potential losses would be minimal and we do not anticipate any significant increases in the future.

We believe that the bank is in a great position to take advantage of opportunities on many fronts. Internal growth, accretive acquisitions, stock repurchases, or other strategic alternatives are constantly evaluated by your management group. Please take some time to look at our results and feel free to contact me or any of your Company's management team. We look forward to your thoughts and appreciate your continued support.

Sincerely,

/s/ William Cheffer

William Cheffer
Chairman of the Board

The annual meeting is April 26/th/. Please sign and return the enclosed BLUE proxy so it is received in time for the meeting. Even if you have previously sent in a white card, you have every legal right to revoke your vote by signing and returning the Board's BLUE proxy. Only your latest dated proxy counts.

If you have any questions about the Bank, please call Larry Huffman, our President and CEO at 815-937-4440. If you need assistance in voting your shares, please call our proxy solicitor, Morrow & Company, Inc. at 800-607-0088.

Additional Important Information. On March 11, 2002, Kankakee Bancorp, Inc. filed a definitive proxy statement with the Securities and Exchange Commission, which was supplemented on March 18, 2002, relating to the annual meeting of stockholders to be held on April 26, 2002. We urge stockholders to read our definitive proxy statement because it contains important information about us and the nominees for director. You may obtain a free copy of our definitive proxy statement and any other soliciting materials relating to our solicitation on the Securities and Exchange Commission's website at www.sec.gov, or by contacting Morrow & Co., Inc., our proxy solicitor, at 1-800-607-0088.

--------------------------------------------------------------------------------
                                  NEWS RELEASE
                                 April 15, 2002
                 -----------------------------------------------
                             KANKAKEE BANCORP, INC.
                 -----------------------------------------------

                 310 South Schuyler Avenue
                 P.O. Box 3                       (815) 937-4440
                 Kankakee, IL 60901-0003      Fax (815) 937-3674

For more information contact:
     William Cheffer, Chairman
     Larry D. Huffman, President and CEO
     Michael A. Stanfa, Executive Vice President           For Immediate Release
     Ronald J. Walters, Vice President and Treasurer
--------------------------------------------------------------------------------

       KANKAKEE BANCORP ANNOUNCES ITS BEST FIRST QUARTER EARNINGS EVER AND
       -------------------------------------------------------------------
                    A 25% INCREASE IN ITS QUARTERLY DIVIDEND
                    ----------------------------------------

     Kankakee, Illinois.....(April 15, 2002) Kankakee Bancorp, Inc. (AMEX:KNK),
today released the financial results for the quarter ended March 31, 2002. The Company reported net income of $893,000 for the quarter compared to $631,000 for the comparable 2001 quarter. Net income for the first quarter was $262,000, or 41.6%, greater than net income for the first quarter of 2001. Basic earnings per share were $.73 for the quarter ended March 31, 2002 compared to $.51 for the 2001 period. Diluted earnings per share were $.72 for the quarter ended March 31, 2002 compared to $.50 for the comparable 2001 period, an increase of 44.0%.

     During the quarter the Company incurred additional costs, necessitated by a proxy contest, which totaled approximately $190,000. After the effect of income taxes, net income was reduced by approximately $125,000 and diluted earnings per share were reduced by approximately $.10 per share, as a direct result of the proxy contest. The annualized return on stockholders' equity was 8.7% for the quarter ended March 31, 2002 compared to 6.6% for the comparable 2001 period, a 31.8% increase. Absent the costs related to the proxy contest, the annualized return on stockholders' equity for the quarter ended March 31, 2002 would have been 9.9%, or a 50.0% increase over the prior year.

     According to William Cheffer, Chairman of Kankakee Bancorp, Inc., "We are pleased that the programs begun two years ago to increase profitability and long-term stockholder value have not only continued to generate, but have accelerated, positive results. This is reflected in the strong net income and earnings per share numbers recorded for the first quarter. The results would have been even better had we not been faced with a costly proxy contest. We are confident that the plans we have had in place, and new initiatives undertaken during the first quarter, will continue to result in increased profitability and long-term stockholder value."

                                 New Initiatives
                                 ---------------

     During 2001, the Company began reviewing the potential benefits of Bank Owned Life Insurance, (commonly referred to as "BOLI"), which is variable rate, single premium whole life insurance on the lives of key employees of the Company. The Company is the beneficiary of the policies, and the policies build cash value. Neither the increase in cash value, which is included in other income, nor the death benefits are taxable to the Company. This provides a significant enhancement to earnings, which will be used to offset increases in the cost of employee benefits such as health insurance. The Company's wholly-owned subsidiary, Kankakee Federal Savings Bank, completed the BOLI purchase, totaling $8.0 million, in the last half of March 2002, and therefore, the effects of this transaction on first quarter results were minimal.

     In late March, Kankakee Federal Savings Bank reimplemented a capital utilization strategy, which involved the purchase of $30.0 million of adjustable-rate, mortgage-backed securities, using borrowed funds. The securities are the collateral for the borrowed funds, and there is a positive spread in the transaction which enhances net interest income, net income and earnings per share. The Company has evaluated the program, and it is comfortable with potential earnings volatility that may result from interest rate fluctuation. The effects of this transaction on the results for the first quarter were also minimal.

     The Company engaged an independent third party to evaluate its existing branch network and other service delivery systems, focusing on locations, market areas, physical layouts, accessibility and market potentials. This evaluation also included a review of other potential market areas suggested by both management and the third party. During March of this year the preliminary reports were received and are in the process of review. While no decisions have yet been made as the result of these evaluations, they will likely precipitate some changes in the organization, with a view toward increased earnings and an enhancement of long-term stockholder value.

     During the quarter, the Company committed to the issuance of $10.0 million in trust preferred securities as part of a large pool of such securities. These securities, carry a variable rate of interest, and are includable, within specified limits, in regulatory capital. The proceeds from the issuance of these securities, which were received in the second week of April 2002, could be used to repurchase stock, fund an accretive acquisition or purchase securities as part of a leveraging strategy. Interest payments on these securities are deductible for income tax purposes.

     According to Larry D. Huffman, President and CEO of Kankakee Bancorp, Inc., "We are obviously pleased with our first quarter results representing one of the strongest quarters in the history of Kankakee Bancorp. The new initiatives, coupled with our successful existing plan, gives us great optimism for additional earnings growth in the future."

                                Quarterly Results
                                -----------------

     During the first quarter of 2002, net interest income before provision for losses on loans was $3.8 million, or $501,000 (15.0%) more than for the same period in 2001. The annualized return on assets for the first quarter of 2002 was .72% compared to .56% for the first quarter of 2001, an increase of 28.6%.

     Other income increased by $361,000, or 60.6%, from $598,000 for the first quarter of 2001 to $959,000 for the first quarter of 2002. This was due to increases of $117,000 in fee income, $238,000 in gain on the sale of loans held for sale and $22,000 in other income. These increases were partially offset by a decrease of $16,000 in insurance commissions. The increase in gain on the sale of loans held for sale was the result of the sale of most originated fixed-rate mortgage loans, which was resumed during the second quarter of 2001. The decrease in insurance commissions resulted from a corresponding decrease in sales of annuity products during the first quarter of 2002 compared to the first quarter of 2001. The 24.8% increase in fee income was primarily the result of an increase in checking accounts subject to fees.

     General and administrative expenses increased by $401,000, or 13.4%, from $3.0 million for the first quarter of 2001 to $3.4 million for the first quarter of 2002. There were increases in compensation and benefits of $248,000 (15.9%), other expenses of $205,000 (38.2%), data processing costs of $14,000 (14.2%), and telephone and postage costs of $34,000 (33.4%). These increases were partially offset by decreases of $6,000 (2.1%) in occupancy costs, $35,000 (19.1%) in furniture and equipment expense, $11,000 (64.1%) in provision for losses on foreclosed assets, $48,000 (50.9%) in amortization of intangible assets and several other small decreases. The major reason for the increase in other expenses, and a significant reason for the overall increase in general and administrative expenses, was additional costs incurred in preparation for the annual meeting.

     The provision for losses on loans totaled $148,000 during the first quarter of 2002 compared to $15,000 during the first quarter of 2001. The increase in the provision for losses on loans during the first quarter of 2002 compared to the first quarter of 2001 was the result of several factors, including the increase in the total loan portfolio and an increase in non-performing assets. Non-performing assets increased by approximately $3.5 million. The increase was primarily due to previously classified loans to three of the Company's long-term borrowers that became non-performing during the first quarter of 2002. Many financial institutions, such as the Company, have experienced an increase in non-performing assets during this difficult economic period, as even well -established business borrowers have developed cash flow and other business related problems. It is management's belief that the allowance for losses on loans at March 31, 2002, remains adequate, even in light of the first quarter movement of these loans from classified to non-performing. However, there can be no assurance that the allowance for losses on loans will be adequate to cover all losses.

     The Company's total assets were $531.6 million at March 31, 2002, an increase of $41.3 million, or 8.4%, during the first quarter from total assets of $490.3 million at December 31, 2001. Increases of $1.6 million in investment securities available for-sale, $29.3 million in mortgage-backed securities available-for-sale, $2.1 million in net loans and $8.7 million in other assets were partially offset by decreases of $366,000 in cash and cash equivalents and $441,000 in loans held for sale.

     Stockholders' equity totaled $41.3 million at March 31, 2002, reflecting a slight increase of $125,000 compared to December 31, 2001. The increase was the result of net income, which was substantially offset by the Company's common stock repurchases, dividend payment, and a decrease in unrealized gains on securities available-for-sale during the first quarter. Equity per share of common stock decreased by $0.10, or less than one percent, to $33.76 at March 31, 2002 from $33.86 at December 31, 2001. At March 31, 2002, the capital ratios of Kankakee Federal Savings Bank, the Company's wholly-owned subsidiary, continued to be in excess of regulatory requirements.

                   Stock Repurchase Programs and Stock Options
                   -------------------------------------------

     During the quarter ended March 31, 2002, the Company repurchased 18,036 shares of common stock at a total cost of $687,000 under its current stock repurchase program. Through March 31, 2002, a total of $15.0 million had been used to repurchase 687,543 shares of common stock under repurchase programs. Subsequent to March 31, 2002 and through April 15, 2002, 1,546 additional shares of common stock were repurchased at a total cost of $59,000.

     Options on 25,435 shares of common stock were exercised during the first quarter of 2002. As of March 31, 2002, a total of 526,243 shares of common stock were held as treasury stock. Between April 1, 2002 and April 15, 2002, options on 7,700 shares of common stock were exercised. Through April 15, 2002, the Company had received no notification from the one remaining option holder of the intention to exercise options.

     Kankakee Bancorp, Inc. Announces a 25% Increase in Its Second Quarter
     ---------------------------------------------------------------------
Dividend
--------

     Kankakee Bancorp, Inc., also announced today that on April 9, 2002, the Board of Directors declared a cash dividend of fifteen cents a share for the second quarter of 2002. The Company's strong earnings performance provided the Board with the opportunity to increase the dividend by 25% over the first quarter dividend of twelve cents per share. The dividend will be paid on May 31, 2002 to stockholders of record on May 15, 2002. The Company has paid a dividend every quarter since the dividend program was instituted during the first quarter of 1995.

     Kankakee Bancorp, Inc., and Kankakee Federal Savings Bank, are headquartered in Kankakee, Illinois, which is 60 miles directly south of downtown Chicago. In addition to its main office, the Bank operates fourteen offices in the following Illinois communities: Ashkum, Bourbonnais, Bradley, Braidwood, Champaign, Coal City (2), Diamond, Dwight, Herscher, Hoopeston, Manteno, Momence and Urbana.

                                      # # #

                              Financial Highlights
                   Condensed Consolidated Statements of Income
                                    Attached


This release may contain forward looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.

                      KANKAKEE BANCORP, INC. AND SUBSIDIARY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (Dollars in Thousands, Except Per Share Data)


                                                                         (Unaudited)
                                                                 Three Months Ended March 31,
                                                                    2002              2001
                                                                 ---------         ----------
Total interest income                                            $   7,780         $    8,195
Total interest expense                                               3,933              4,850
                                                                 ---------         ----------
Net interest income                                                  3,847              3,345
     Provision for losses on loans                                     148                 15
                                                                 ---------         ----------

Net interest income after
     provision for losses on loans                                   3,699              3,330
Other income:
     Net gain on sales of assets                                       248                 10
     Fee income                                                        590                473
     Other                                                             121                115
                                                                 ---------         ----------

Total other income                                                     959                598
Other expenses:
     General and administrative                                      3,380              2,980
                                                                 ---------         ----------

Income before income taxes                                           1,278                948
Income tax expense                                                     385                317
                                                                 ---------         ----------
Net income                                                       $     893         $      631
                                                                 =========         ==========
Net income                                                       $     893         $      631
Other comprehensive income:
     Unrealized gains (losses) on available-for-sale
     securities, net of related income taxes                          (366)               474
                                                                 ---------         ----------
Comprehensive income                                             $     527         $    1,105
                                                                 =========         ==========
Basic earnings per share                                         $    0.73         $     0.51
                                                                 =========         ==========
Diluted earnings per share                                       $    0.72         $     0.50
                                                                 =========         ==========

Selected operating ratios (annualized):
     Net interest margin (ratio of net interest
      income to average interest-earning assets)                      3.32%              3.16%
     Return on assets (ratio of net income to
      average total assets)                                           0.72%              0.56%
     Return on equity (ratio of net income
      to average equity)                                              8.72%              6.55%

                      KANKAKEE BANCORP, INC. AND SUBSIDIARY
                              FINANCIAL HIGHLIGHTS
                  (Dollars in Thousands, Except Per Share Data)


                                                                                        (Unaudited)
                                                                                March 31,          December 31,
                                                                                  2002                 2001
                                                                             ---------------       ------------
Selected Financial Condition Data:
     Total assets                                                            $       531,554       $    490,280
     Net loans, including loans held for sale                                        396,292            394,618
     Allowance for losses on loans                                                     2,728              2,582
     Mortgage-backed securities                                                           32                 37
     Mortgage-backed securities - available-for-sale                                  40,899             11,636
     Investment securities, including certificates of deposit                          1,516              1,515
     Investment securities-available-for-sale                                         36,319             34,755
     Deposits                                                                        422,486            415,467
     Total borrowings                                                                 62,600             30,000
     Unrealized gains on securities available-
         for-sale, net of related income taxes                                           239                605
     Stockholders' equity                                                             41,316             41,191

     Shares outstanding                                                            1,223,757          1,216,358

Stockholders' equity per share                                               $         33.76       $      33.86

Selected asset quality ratios:
     Non-performing assets to total assets                                              1.07%              0.45%
     Allowance for losses on loans to non-performing loans                             59.69%            230.33%
     Classified assets to total assets                                                  1.91%              1.80%
     Allowance for losses on loans to classified assets                                26.91%             29.32%

Non-performing asset analysis:
     Non-accrual loans                                                       $         3,410       $        730
     Loans past due 90 days and accruing                                               1,160                391
     Real estate owned and repossessed assets                                            521                469
     Restructured troubled debt                                                          602                611
                                                                             ---------------       ------------
Total                                                                        $         5,693       $      2,201
                                                                             ===============       ============
Net loan charge-offs for quarter                                                         ($3)
                                                                             ===============


                                                                               Three Months
                                                                                  Ended
                                                                                 03/31/02
                                                                               (Unaudited)
                                                                             ---------------
Financial condition averages:
     Total assets                                                            $       501,820
     Earning assets                                                                  470,415
     Net loans, including loans held for sale                                        393,954
     Stockholders' equity                                                             41,556
     Deposits                                                                        417,669
     Borrowings                                                                       38,150

Average outstanding shares, including equivalents                      1,242,286

                                                                 BLUE PROXY CARD

                  PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                             KANKAKEE BANCORP, INC.

            For the Annual Meeting of Stockholders -- April 26, 2002

         The undersigned hereby appoints William Cheffer, Larry D. Huffman and Michael A. Stanfa, or each of them acting in the absence of the others,
  P with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of common stock that
  R the undersigned would be entitled to vote if then personally present at the annual meeting of the stockholders of Kankakee Bancorp, Inc., to be held at
  O Sully's-Sullivan's Warehouse, a banquet facility located at 555 South West Avenue, Kankakee, Illinois 60901, on Friday, April 26, 2002, at 10:00 a.m.,
  X local time, or any adjournments or postponements of the meeting, upon the matters set forth in the notice of annual meeting and proxy statement
  Y (receipt of which is hereby acknowledged) as designated on the reverse side, and in their discretion, the proxies are authorized to vote upon such other business as may come before the meeting:

     [_]  Check here for address change.  [_]  Check here if you plan to attend the meeting.

     New Address:________________________

     ____________________________________

     ____________________________________

                  (Continued and to be signed on reverse side.)

                               PLEASE DETACH HERE
.................................................................................

    PLEASE MARK VOTE IN BOX IN THE                               BLUE PROXY CARD
[X] FOLLOWING MANNER USING DARK INK ONLY

           The board of directors recommends a vote FOR all proposals.

1. Election of Directors                          FOR   WITHHOLD  FOR ALL     2. To ratify the selection of     FOR  AGAINST ABSTAIN
   William Cheffer and Michael A. Stanfa          ALL     ALL     EXCEPT         McGladrey & Pullen, LLP,       [_]    [_]     [_]
                                                  [_]     [_]      [_]           as auditors for Kankakee
   (INSTRUCTIONS: To withhold authority to                                       Bancorp, Inc. for 2002.
   vote for any individual nominee, write that
   nominee's name in the space below.)

   _______________________________________________
                                                                                     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH
                                                                                     SPECIFICATION MADE. IF NO CHOICES ARE
                                                                                     INDICATED, THIS PROXY WILL BE VOTED FOR ALL
                                                                                     PROPOSALS.


                                                                                     Dated ____________________________________ 2002


                                                                                     _______________________________________________
                                                                                     (signature)

                                                                                     _______________________________________________
                                                                                     (signature)

                                                                                     _______________________________________________
                                                                                     (title)

                                                                                     NOTE: Please sign exactly as your name(s)
                                                                                     appears. For joint accounts, each owner should
                                                                                     sign. When signing as executor,  administrator,
                                                                                     attorney, trustee or guardian,  etc., please
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE                 give your full title.
ENCLOSED POSTAGE-PAID ENVELOPE.

                                                       PLEASE DETACH HERE
.....................................................................................................................................